EXHIBIT 10.54

PTEK HOLDINGS, INC.
SECOND AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into by and among PTEK HOLDINGS, INC., a Georgia corporation, f/k/a Premiere Technologies, Inc. (the “Company”), PREMIERE COMMUNICATIONS, INC., a Florida corporation (“PCI”), and BOLAND T. JONES (the “Executive”), effective as of January 1, 2002.

BACKGROUND STATEMENT

The Company and the Executive entered into that certain Amended and Restated Executive Employment and Incentive Option Agreement dated as of November 6, 1995, which was amended by that certain First Amendment to Amended and Restated Executive Employment and Incentive Option Agreement dated as of January 27, 1998, and by that certain Second Amendment to Amended and Restated Executive Employment and Incentive Option Agreement dated as of March 23, 2000 (collectively referred to as the “Original PTEK Agreement”). In addition, PCI and the Executive entered into that certain Amended and Restated Executive Employment Agreement dated as of November 6, 1995, which was amended by that certain First Amendment to Amended and Restated Executive Employment Agreement dated as of January 27, 1998, and that certain Second Amendment to Amended and Restated Executive Employment Agreement dated as of March 23, 2000 (collectively referred to as the “Original PCI Agreement”). The Company, PCI and the Executive desire to terminate the Original PCI Agreement and to amend and restate the Original PTEK Agreement as set forth herein.

THEREFORE, in consideration of and reliance upon the foregoing Background Statement and the representations and warranties contained in this Agreement, and other good and valuable consideration, the Company and the Executive amend and restate the Original PTEK Agreement as follows:

TERMS

Section 1. Duties.

The Company will continue to employ the Executive as its Chief Executive Officer. The Executive will have the powers, duties and responsibilities set forth in the Company’s Bylaws and as from time to time assigned to him by the Company’s board of directors (the “Board”) consistent with such position, and the Executive will report solely to the Board. During the term of his employment under this Agreement, the Executive will devote substantially all of his business time to faithfully and industriously perform his duties and promote the business and best interests of the Company; provided, however, that the Executive is not prohibited from serving on the board of directors of other companies and may participate in personal, civic and charitable activities.

Section 2. Compensation.

Section 2.1. Base Salary. Commencing January 1, 2002, the Company will pay the Executive a base salary at the annual rate of $826,875, payable in accordance with the Company’s standard payroll practices. At the beginning of each calendar year after 2002 during the term of this Agreement, the

Executive will be entitled to an increase in his base salary equal to five percent (5%) of the previous year’s base salary. The Executive will also be entitled to any additional compensation provided for by resolution of the Board or its Compensation Committee.

Section 2.2. Bonus Compensation.

(i) In addition to his base salary, the Executive will be entitled to earn an annual bonus for each calendar year during the term of this Agreement in an amount determined under Section 2.2(ii) based on the Company achieving its quarterly and annual targets for revenue (“Revenue”) and for earnings before interest, taxes, depreciation and amortization (“EBITDA”). Revenue and EBITDA targets and actual Revenue and EBITDA shall be determined by the Company in the same manner as under the Company’s Bonus Plan for Corporate Associates.

(ii) The Executive’s target bonus for each calendar year will be equal to 100% of his base salary for such year, subject to the sliding scale adjusters described below, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (i.e., 20% per quarter) and 20% allocated to achievement of annual targets. The bonus will be based two-thirds (2/3) on achievement of EBITDA targets and one-third (1/3) on achievement of Revenue targets. The amount of bonus earned each quarter and calendar year shall be determined based on the following:

Percentage of Target	Percentage of Bonus Earned

90% - 94.99%	70%
95% - 99.99%	85%
100% - 104.99%	100%
105% - 109.99%	125%
110% or more	150%

(iii) For example, if the Executive’s base salary was $750,000 and EBITDA was 105% of target for the first quarter and Revenue was 98% of target, the Executive’s earned bonus for the first quarter would be calculated as follows:

		Target		% Earned		Bonus Earned

Target bonus for Q1
(20% of $750,000)	=	$150,000
2/3 based on EBIDTA	=	$100,000	x	125%	=	$125,000
1/3 based on Revenue	=	$50,000	x	85%	=	42,500

Earned bonus for Q1						$167,500

(iv)   The earned quarterly bonuses for the first three quarters of a calendar year will be paid to the Executive within forty-five (45) days following the end of the relevant quarter, and the earned fourth quarter and annual bonus for a calendar year will be paid to the Executive by March 15 following the end of such calendar year.

(v)    The Executive will also be entitled to any additional bonus compensation provided for by resolution of the Board or its Compensation Committee.

(vi)   The Executive has agreed to reduce his base salary for 2002 from $826,875 to $750,000, and to reduce his target bonus for 2002 from $826,875 to $200,000, in exchange for a grant of 156,125 shares of common stock of the Company pursuant to that certain Restricted Stock Award Agreement by and between the Company and the Executive dated November 27, 2001. The reduced bonus will continue to be earned 20% per quarter and 20% for the year as provided in Section 2.2(ii). The foregoing notwithstanding, for all other purposes of this Agreement, including, without limitation, Sections 2.5, 2.10 and 5, the Executive’s base salary and target bonus for 2002 shall each be deemed to be $826,875. In addition, unless the Executive and the Company otherwise agree, the Executive’s base salary for 2003 shall be $868,219.

Section 2.3. Employee Benefits. During the term of his employment under this Agreement, the Executive will be entitled to participate in all employee benefit programs, including any pension, profit-sharing, or deferred compensation plans, any medical, health, dental, disability and other insurance programs and any fringe benefits, such as club dues, professional dues, the cost of an annual medical examination and the cost of professional fees associated with tax planning and the preparation of tax returns, on a basis at least equal to the other senior executives of the Company. In addition to such benefits, the Company will maintain a $3,000,000 reverse split dollar life insurance policy on the life of and in the name of the Executive, and such other insurance as the Board or the Compensation Committee of the Board may determine. The Executive or his designee will be the owner of such insurance policy and will have all rights pursuant thereto, subject to that certain Reverse Split-Dollar Insurance Agreement by and between the Company and the Executive dated February 2, 1995, as it may be amended from time to time. Notwithstanding anything else contained in this Agreement, (i) upon termination of the Executive’s employment where he is entitled to payments pursuant to Section 2.5 or 2.10 hereof, or (ii) upon expiration of the term of his employment pursuant to Section 4 hereof, the Executive will be entitled to participate, for the longer of (a) eighteen (18) months after the date of termination or expiration or (b) the remaining term of this Agreement as provided in Section 4 hereof as if such termination had not occurred, in any medical, health, dental, disability, life or similar programs in which he participated immediately before his employment terminated or this Agreement expired and to receive the fringe benefits provided for herein, on the same basis as during his employment (including payment by the Company of the costs and expenses associated with such programs and fringe benefits on the same terms as during the time the Executive was employed with the Company), and in meeting its obligations under this provision the Company will take all actions which may be necessary or appropriate to comply with criteria set forth by the Company’s insurance carriers and other program providers (including the continued employment of the Executive in some nominal capacity if necessary).

Section 2.4. Reimbursement of Expenditures. The Company will reimburse the Executive for all reasonable expenditures incurred by the Executive in the course of his employment or in promoting the interests of the Company, including expenditures for (i) transportation, lodging and meals during overnight business trips, (ii) business meals and entertainment, (iii) supplies and business equipment, (iv) long-distance telephone calls and (v) membership dues of business associations. Notwithstanding the foregoing, the Company will have no obligation to pay reimbursements under this Section 2.4 unless the Executive submits timely reports of his expenditures to the Company in the manner prescribed by the Company and the rules and regulations underlying Section 162 of the Internal Revenue Code (the “Code”).

Section 2.5. Severance Pay. If, for any reason whatsoever, the Company terminates the Executive’s employment under this Agreement (other than by expiration of the term of the Executive’s employment pursuant to Section 4 hereof) either (i) before a Change in Control of the Company (as defined in Section 2.10 (ii) hereof), or (ii) after the twenty-four (24) month period following a Change in Control of the Company,or if the Company terminates the Executive’s employment under this Agreement for Cause during the 24-month period following a Change in Control of the Company, then in addition to any other rights and remedies the Executive may have, the Executive will be entitled to receive severance pay equal to 2.99 times the greater of (a) the sum of the Executive’s annual base salary in effect at the date of termination plus his target bonus under Section 2.2 hereof for the year in which the date of termination occurs and (b) the sum of the highest annual base salary and annual cash bonus paid to the Executive for any of the three (3) calendar years prior to the date of termination. Such amount will be payable in substantially equal installments in accordance with the Company’s standard payroll practices over the twelve (12) month period following the date of termination.

Section 2.6. Disability of Executive. If during the term of the Executive’s employment under this Agreement the Executive, in the opinion of a majority of the Board (excluding the Executive), as confirmed by competent medical evidence, becomes physically or mentally unable to perform his duties for a continuous period (“Disabled”), then for the first year of his Disability the Executive will receive his full base salary and for the next six months of his Disability he will receive one-half of his base salary. (The Company may satisfy this obligation in whole or in part by payments to the Executive provided through disability insurance.) The Company will not, however, be obligated to pay any salary to the Executive under this Section 2.6 beyond expiration of his term of employment hereunder. Nor will the Company be obligated to pay bonus compensation or an automobile allowance with respect to the period of Disability. Bonus compensation in this circumstance will be a pro rata portion of the bonus the Executive would have earned absent the period of Disability based upon the number of days during the fiscal year the Executive was not Disabled. When the Executive is again able to perform his duties he will be entitled to resume his full position and salary. If the Executive’s Disability endures for a continuous period of eighteen (18) months, then the Company may terminate the Executive’s employment under this Agreement after delivery of ten (10) days written notice. The Executive hereby agrees to submit himself for appropriate medical examination by a physician selected by the Company for the purposes of this Section 2.6.

Section 2.7. Death of Executive. Within forty-five (45) days after the Executive’s death during the term of this Agreement, the Company will pay to the Executive’s estate, or his heirs, the amount of any accrued and unpaid base salary (determined as of the date of death) and accrued and unpaid bonus compensation determined as if the Company’s fiscal year ended at the date of death. In addition, the Company will pay to the Executive’s spouse (or if she is not alive, to his estate or heirs) a death benefit of $5,000.

Section 2.8. Automobile Allowance. During the term of his employment under this Agreement, the Company will pay the Executive a monthly automobile allowance of $1,000.

Section 2.9. Vacation. The Executive will be entitled to three (3) weeks paid vacation annually. Unused vacation time will accumulate and carryover to subsequent years. Any unused vacation at the date of termination of this Agreement (for any reason) will be paid to the Executive promptly following the date of termination.

Section 2.10. Change in Control.

(i)     If, during the twenty-four (24) month period following a Change in Control of the Company, the Executive’s employment with the Company is terminated (1) by the Executive for any reason or (2) by the Company for any reason other than Cause (as defined in Section 5.1 hereof), then in addition to any other rights or remedies the Executive may have, the Executive will be entitled to receive severance pay in an amount equal to the greater of:

(a)         2.99 times the greater of (i) the sum of the Executive’s annual base salary in effect at the date of termination plus his target bonus under Section 2.2 hereof for the year in which the date of termination occurs and (ii) the sum of the highest annual base salary and annual cash bonus paid to the Executive for any of the three (3) calendar years prior to the date of termination; and

(b)        (i) three percent (3%) of the positive amount determined by subtracting (A) the product obtained by multiplying the number of shares of Common Stock Outstanding (as defined below) at the date of (and giving effect to) the Change in Control (“CIC Date”) by a common stock price of $6.125 per share (which was the per share price of the Company’s common stock on January 7, 2000), from (B) the actual market value of the Company at the CIC Date determined by multiplying the number of shares of Common Stock Outstanding at the CIC Date (and giving effect to the Change in Control transaction) by the common stock price on the CIC Date, as quoted on the trading system on which the common stock is regularly traded, (ii) multiplied by .6, with the maximum amount payable under this subsection (b) not to exceed $25,000,000. The $6.125 per share price will be adjusted proportionately in the event that, prior to the CIC Date, a reorganization, consolidation, recapitalization, stock split, stock dividend or other change in corporate structure occurs which affects the common stock of the Company. The number of shares of Common Stock Outstanding shall include issued and outstanding common stock, restricted stock (whether or not vested) and any security which is immediately convertible into common stock, as well as any securities convertible into common stock that are issued as part of the Change in Control transaction no matter when they may be convertible, but shall not include shares of common stock issuable pursuant to outstanding stock options (whether or not vested). For avoidance of doubt, the intent of this provision is to pay Executive a percentage of the increase in the value to a shareholder of the common stock of the Company from January 7, 2000 to the CIC Date, taking in account the Change in Control transaction, and if the actual market value of the Company at the CIC Date cannot be adequately determined under (b)(i)(B) above, then the Board shall determine such actual market value by taking into consideration the aggregate consideration received by shareholders of the Company, the market value placed on the Company in structuring the Change in Control transaction or such other factors as the Board deems appropriate to carry out the intent of this provision.

Such severance pay will be payable in substantially equal installments in accordance with the Company’s standard payroll practices over the twelve (12) month period following the date of termination.

(ii)    For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a)         An acquisition (other than directly from the Company) of any voting securities of the Company (“Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 25% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other person of which a majority of its voting power or its equity securities or equity interests are owned directly or indirectly by the Company (a “Subsidiary”), or (ii) the Company or any Subsidiary, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined), shall not constitute an acquisition for purposes for this clause (a); or

(b)        The individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least 60% of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 80% of the Incumbent Board, such new director shall for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)         Approval by the shareholders of the Company of:

(i)        a merger, consolidation or reorganization involving the Company, unless:

(A)        the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such a merger, consolidation or reorganization, at least two-thirds (2/3) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(B)       the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least 80% of the members of the board of directors of the Surviving Corporation. (A transaction in which both of clauses (A) and (B) above shall be applicable is hereinafter referred to as a “Non-Control Transaction.”)

(ii)      A complete liquidation or dissolution of the Company; or

(iii)     An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); or

(iv)      A transaction in which the Company recapitalizes itself and uses the proceeds of such a recapitalization to buy back or tender common stock or declares a special cash dividend in excess of $.50 per share of common stock.

Section 3. Certain Additional Payments by the Company.

Section 3.1. Amount of Additional Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event the Internal Revenue Service (the “IRS”) or any other governmental agency claims that, or a determination is made under Section 3.2 that, any benefit or payment or distribution by the Company or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3) (a “Payment”) is, or should be, subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive from the Company an additional payment, or more than one additional payment (each a “Gross-Up Payment”), in an amount determined under Section 3.2 such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes, social security and other employment taxes, and Excise Tax imposed upon any Gross-Up Payment (and any interest and penalties imposed with respect thereto), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

Section 3.2. Determinations. Subject to the provisions of Section 3.3, all determinations required to be made under this Section 3, including whether and when any Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other certified public accounting firm as may be designated by the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, the Company acknowledges and agrees that it is possible that the Company may be required under this Section 3.2 to make more than one Gross-Up Payment.

Section 3.3. Contest of Claims. The Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)     give the Company any information reasonably requested by the Company relating to such claim,

(ii)    take such action (other than waiving his right to any Payments) in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)   cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)   permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or other tax or other sanctions (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses on the same basis as a Payment. Without limitation of the foregoing provisions of this Section 3.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive (unless otherwise prohibited by law, in which event the parties shall agree upon a mutually acceptable alternative), on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance on the same basis as a Payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Section 3.4. Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.3, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 3.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Section 4. Term of Employment.

The Executive’s term of employment under this Agreement will expire on January 1, 2005. The term of employment will automatically renew for an additional one-year period upon the foregoing expiration, and thereafter upon the expiration of any renewal term provided by this Section 4, unless the Company or the Executive provides written notice to the other party at least thirty (30) days prior to expiration that such party does not want to renew this Agreement.

Section 5. Termination of Employment.

Section 5.1. Termination by the Company. The Company may terminate the Executive’s employment under this Agreement only for “Cause” amounting to gross, continuing and willful malconduct, misconduct or nonperformance, having a substantial, adverse effect upon the Company, or for Disability, as described in Section 2.6 hereof. No act or failure to act by the Executive will be considered “willful” unless done or not done in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Termination for Cause will not be effective unless the Company delivers to the Executive thirty (30) days advance written notice setting forth in reasonable detail the allegations of Cause, and the Executive does not correct the acts or omissions documented in such notice within such 30-day period. For purposes of this Agreement, any significant change to the Executive’s title, his powers, duties or responsibilities, or his employee benefits or working conditions, or any relocation of his workplace outside of Atlanta, Georgia, will, at the option of the Executive, constitute a termination of his employment by the Company without Cause. Notwithstanding anything else contained in this Agreement, if, for any reason whatsoever, the Company terminates the Executive’s employment, then the Company will reimburse the Executive for all reasonable costs and expenses incurred by him (including attorneys’ fees, court costs and the costs of paralegal and other legal or investigative support personnel) connected with investigating, preparing, defending or appealing any litigation, arbitration, mediation or similar proceeding arising out of this Agreement, whether commenced or threatened. Such reimbursements will be paid in advance of the final disposition of such litigation, arbitration, mediation or similar proceeding within ten (10) days after the Executive submits requests for reimbursement along with supporting invoices.

Section 5.2. Termination by the Executive. The Executive may terminate his employment under this Agreement thirty (30) days after giving written notice to the Company. If the Executive terminates his employment under this Agreement, then he will be entitled to pro rata portions of his base salary and bonus compensation with respect to the fiscal year in which the termination occurs (based on the number of days the Executive is employed by the Company during such fiscal year) as well as any accrued but unpaid compensation.

Section 6. Restrictive Covenants.

Section 6.1. Prohibited Activities. During the term of his employment under this Agreement and for a period of one (1) year thereafter, the Executive will not, as a shareholder, owner, operator, employee, partner, independent contractor, consultant, lender, financier, officer, director or by any other means whatsoever participate in any of the following activities:

(i)     Engage in or be associated with any business that directly or indirectly competes with the Company or PCI with respect to enhanced personal communications services;

(ii)    Induce any person who is an employee, officer, agent, affiliate, supplier, client or customer of the Company or PCI to terminate such relationship or refuse to do business with the Company or PCI; or

(iii)   Solicit, direct, take away, serve, interfere with, or endeavor to entice away from the Company or PCI any person, company, firm, institution, or other entity that has purchased products or services from the Company or PCI.

Section 6.2. Trade Secrets. The Executive acknowledges and recognizes that during his employment with the Company he may acquire (or may have acquired during his prior employment with the Company or PCI) secret or confidential information, knowledge, or data with respect to the business or products of the Company or PCI which may provide advantage to the Company or PCI over others not having such information. During his employment hereunder and for a period of one (1) year thereafter, the Executive will not communicate, disclose or divulge any such secret or confidential information to the detriment of the Company or PCI. Following the termination of the Executive’s employment hereunder, the provisions of this Section 6.2 shall not apply to any information that (a) was known to the Executive prior to his employment by the Company or PCI or (b) becomes generally available to the telecommunications industry other than as a result of disclosure by the Executive.

Section 6.3. Property of the Company. The Executive acknowledges that all confidential information relating to computer software or hardware currently utilized by the Company or incorporated into its products and all such information the Company currently plans to utilize or incorporate into its products is the exclusive property of the Company. Furthermore, the Executive agrees that all discoveries, inventions, creations and designs of the Executive during the course of his employment pursuant to this Agreement, the Original PTEK Agreement or the Original PCI Agreement will be the exclusive property of the Company.

Section 6.4. Remedies. In the event the Executive violates or threatens to violate the provisions of this Section 6, damages at law will be an insufficient remedy and the Company will be entitled to equitable relief in addition to any other remedies or rights available to the Company and no bond or security will be required in connection with such equitable relief.

Section 6.5. Counterclaims. The existence of any claim or cause of action the Executive may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Section 6.

Section 7. Service as a Director.

During the term of this Agreement, the Executive agrees to be nominated to serve as a director of the Company when his then current term expires and, subject to his election by the shareholders of the Company, to serve as a director of the Company.

Section 8. Indemnification.

Section 8.1. Non-Derivative Actions. The Company will indemnify the Executive if he becomes a party to any proceeding (other than an action by, or in the right of, the Company), by reason of the fact that he is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such proceeding, including any appeal, provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that the Executive did not act in good faith and in a manner which he reasonably believed to be in, and not opposed to, the best interests of the Company or, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 8.2. Derivative Actions. The Company will indemnify the Executive if he becomes a party to any proceeding by or in the right of the Company to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgement of the Board, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal; provided that he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company.

Section 8.3. Advancement of Expenses. Expenses incurred by the Executive in defending a civil or criminal proceeding described in this Section 8 will be paid by the Company in advance of the final disposition of the proceeding within ten (10) days after the Executive submits a request for payment; provided, however, that the Executive has undertaken in writing to repay such amounts if he is ultimately found not to be entitled to indemnification by the Company.

Section 8.4. Non-Exclusivity; Continuity. The indemnification provided for by this Agreement will not be exclusive and the Company may make any other indemnification allowed by law. The indemnification provided for by this Agreement will continue after the Executive has ceased to be a director, officer, employee, or agent of the Company or ceases to serve at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, and will inure to the Executive’s heirs, executors, and administrators.

Section 8.5. No Subrogation. The indemnification provided for by this Agreement will be personal in nature and the Company will not have any liability under this Section 8 to any insurer or any person, corporation, partnership, trust or association or other entity (other than heirs, executors or administrators) by reason of subrogation, assignment, or succession by any other means to the claim of the Executive.

Section 9. Compliance With Other Agreements.

The Executive represents and warrants to the Company that he is free to enter into this Agreement and that the execution of this Agreement and the performance of the obligations under this Agreement will not, as of the date of this Agreement or with the passage of time, conflict with, cause a breach of or constitute a default under any agreement to which the Executive is a party or may be bound.

Section 10. Severability.

Every provision of this Agreement is intended to be severable. If any provision or portion of a provision is illegal or invalid, then the remainder of this Agreement will not be affected. Moreover, any provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy will be modified as necessary so that it is not unreasonable, arbitrary or against public policy.

Section 11. Waivers.

A waiver by a party to this Agreement of any breach of this Agreement by the other party will not operate or be construed as a waiver of any other breach or of the same breach on a future occasion. No delay or omission by either party to enforce any rights it may have under this Agreement will operate or be construed as a waiver.

Section 12. Modification.

This Agreement may not be modified or amended except by a writing signed by the Company and the Executive.

Section 13. Headings.

The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

Section 14. Counterparts.

This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Section 15. Number and Pronouns.

Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural and pronouns stated in the masculine, feminine or neuter gender will include the masculine, feminine and neuter genders.

Section 16. Survival of Representations and Warranties.

The respective representations and warranties of the parties to this Agreement will survive the execution of this Agreement and continue without limitation.

Section 17. Assignment; Binding Effect.

Neither this Agreement nor any right or interest hereunder shall be assignable by either the Executive or the Company without the other party’s prior written consent; provided, however, that nothing in this Section 17 shall preclude (i) the Executive from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

In addition, at the request of the Executive, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, assets or stock of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if his employment was terminated by the Company without Cause pursuant to Section 2.10 (i) as of the effectiveness of any such succession.

Except as otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, administrators, executors, successors and assigns.

Section 18. Waiver of Jury.

With respect to any dispute which may arise in connection with this Agreement each party to this Agreement hereby irrevocably waives all rights to demand a jury trial.

Section 19. Entire Agreement.

With respect to its subject matter, this Agreement constitutes the entire understanding of the parties superseding all prior agreements, understandings, negotiations and discussions between them, whether written or oral, and there are no other understandings, representations, warranties or commitments with respect thereto.

Section 20. Governing Law; Venue.

This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of Georgia without reference to conflicts of law. Venue for the purposes of any litigation in connection with this Agreement will lie solely in the state court in and for Fulton County, Georgia or the United States District Court in and for the Northern District of Georgia.

Section 21. Notices.

Any notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, two (2) days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by overnight delivery service or by facsimile to the recipient at the following address or facsimile number, or to such other address or facsimile number as to which the other party subsequently shall have been notified in writing by such recipient:

If to the Company:

PTEK Holdings, Inc.
3399 Peachtree Road
The Lenox Building
Suite 600
Atlanta, GA 30326
Attn: Chief Legal Officer

If to the Executive:

Boland T. Jones
229 The Prado
Atlanta, Georgia 30309

Section 22. Termination of Original PCI Agreement.

The Original PCI Agreement is terminated as of January 1, 2002 and shall be of no further force or effect thereafter.

Section 23. Original PTEK Agreement Superseded.

The Original PTEK Agreement has been amended and restated by this Agreement, and the Original PTEK Agreement shall be of no further force or effect after the effective date of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement.

PTEK HOLDINGS, INC
ATTEST:	By:	/s/ JEFFREY A. ALLRED

/s/ PATRICK G. JONES		Jeffrey A. Allred

Patrick G. Jones Secretary

PREMIERE COMMUNICATIONS, INC.
ATTEST:	By:	/s/ JEFFREY A. ALLRED

/s/ PATRICK G. JONES		Jeffrey A. Allred

Patrick G. Jones Secretary

THE EXECUTIVE
/s/ BOLAND T. JONES

Boland T. Jones